Exhibit 99.1

October 13, 2011

Dear Fellow Shareholders,

Following OXiGENE’s announcement of the restructuring of our operations, we have received a number of inquiries from shareholders about the rationale for these decisions, and about our plans for our clinical programs. I am pleased to take the opportunity to provide some additional color on our strategy.

When a small company such as OXiGENE is managing several clinical programs with limited resources, it often becomes difficult to continue to advance earlier stage programs at the same time. One of the benefits of the restructuring, consolidation of operations and reallocation of resources we implemented is that these measures should provide our clinical programs with more run-time and more funding, and enable us to make some investment in our earlier stage programs. We believe that by taking these steps, we will enable these programs to reach what we believe may be meaningful inflection points – stages of the studies where the company can generate results and reach a clinically meaningful outcome.

Much of the cost savings will result from the closing of our Waltham, MA office and moving all operations to our South San Francisco location. We are certainly not the only company that has had to undertake measures to lower its costs and reorganize its workforce in a difficult economic environment. It was not easy to make decisions that we knew would affect our friends and colleagues, but it was necessary. These decisions also affect the people who will remain with the company. They are a highly dedicated group of professionals, and are prepared to take on the additional challenges of working in a more focused, resource-constrained environment.

It is important to note that we have not halted any of our clinical studies. All of our current clinical studies are proceeding as they were designed. When results become available, we will seek to present those data at a scientific forum, and we will make appropriate public disclosures about the results, as we have done in the past.

In September, our VP of Clinical Research Dr. Jai Balkissoon presented an interesting retrospective analysis at the European Thyroid Association meeting in Poland comparing the FACT trial in patients with anaplastic thyroid cancer with the control group's outcomes on chemotherapy alone. The data derived from a large retrospective data analysis on the outcome of ATC patients treated over the past 50 years at the Mayo Clinic. Despite some of the different characteristics in the two sets of studies, the one-year survival benefit for patients in the control group and the patients in the cohort treated at the Mayo Clinic were nearly identical, with fewer than 10% of patients alive after one year. We found that the 24% of patients treated with ZYBRESTAT in the FACT study surviving one year or longer remains striking in its significance. Patients treated with ZYBRESTAT essentially had a one-in-four chance of being alive after one year compared to only a one-in-10 chance in the control group, which corresponds to the survival outcome in the Mayo Clinic treated group.

What this tells us is that over the past 50 years, as reflected in the Mayo Clinic study, treatment outcomes have remained poor for patients with ATC in spite of general advances in diagnosis, surgical techniques, available chemotherapeutic agents and supportive care, underscoring the critical need for new, improved therapeutic options beyond standard chemotherapy. This is the reason why the FACT data suggesting a survival benefit for patients who received ZYBRESTAT have been so favorably received by the ATC community. We are working closely with many of the clinicians, patient advocacy groups and experts who see ATC patients in the U.S. and abroad, and we remain hopeful that we will be able to advance ZYBRESTAT to a registration trial and potentially make a meaningful contribution to the treatment paradigm for this highly lethal tumor.

Looking into the future, a next key event for OXiGENE’s shareholders is the annual shareholder meeting scheduled for October 31, 2011. Proxy materials have been sent to all shareholders, and they are also available online on our website http://investor.oxigene.com/sec.cfm and on the SEC webpage. We strongly recommend that you read these materials carefully and that you vote your shares in favor of the three proposals described in the proxy.

At the annual shareholder meeting, in one of the proposals, we are asking for the confirmation of recently announced changes to the Board of Directors, including the appointment of Gerald McMahon, Ph.D. and the impending retirement of William Shiebler and Mark Kessel. Mr. Shiebler has served on the board for nearly 10 years, and has served as Chairman for the past two years. Mr. Kessel was elected to the Board in 2008 as one of two representatives of Symphony Capital. Both Mr. Shiebler and Mr. Kessel have chosen to serve the remainder of their current terms on the Board of Directors, but have declined to stand for reelection. Dr. Alastair Wood will continue to serve as Symphony's representative. Both Bill Shiebler and Mark Kessel have made great contributions during their tenure and we are tremendously grateful for their service.

At the same time we are delighted to welcome Jerry McMahon to OXiGENE's Board of Directors. His vast operational expertise, both as a scientist and an executive in the pharmaceutical and biotechnology industries, will complement the composition of OXiGENE's Board of Directors in a vital area as we continue to advance the development of our vascular disrupting agents. Dr. McMahon currently serves at MedImmune as senior vice president of research and development and head of the Oncology Innovative Medicines (iMED) unit leading the global R&D effort in oncology biologics for AstraZeneca. In the iMED role, he manages the functions to discover and develop the R&D pipeline, including in-licensing, partnering, external alliances, and other investments.

On the clinical front, shortly we expect to have the final overall survival data from our completed Phase 2 study in non-small cell lung cancer (the FALCON study) which compared the standard chemotherapy treatment regimen for these patients, consisting of carboplatin, paclitaxel and bevacizumab with and without ZYBRESTAT. We hope to be ready to talk about these results at our upcoming quarterly earnings call in November 2011.

Also, on the positive front, we are pleased to report that we have regained compliance with NASDAQ listing rules, and, with the addition of Dr. McMahon to the Board of Directors, we have now regained full compliance with all NASDAQ listing requirements.

As always, on behalf of the Board of Directors and employees of OXiGENE, I want to thank you very much for your ongoing support, and will look forward to keeping you informed of OXiGENE’s progress.

Sincerely

Peter Langecker